EXHIBIT 11.0


                         COLUMBIA BANCORP AND SUBSIDIARY


                       INFORMATION USED IN THE COMPUTATION
                         OF NET INCOME PER COMMON SHARE
              For the Nine Months Ended September 30, 1996 and 1995


                                                               1995
                                                     -------------------------
                                                                     Fully-
                                        1996 (1)      Primary       Diluted
                                       -----------   -----------   -----------

Net income                           $  2,784,012     2,391,244     2,391,244
Less accumulated dividends on
   Series A preferred stock                     -       184,072             -
                                       -----------   -----------   -----------

Adjusted net income applicable to
   common shares                     $  2,784,012     2,207,172     2,391,244
                                       ===========   ===========   ===========

Weighted average common shares
   outstanding                          2,146,840     1,388,373     1,690,112
Effect of dilutive stock options and
   warrants                               110,265        83,467       102,462
                                       -----------   -----------   -----------

Total weighted average shares
   outstanding                          2,257,105     1,471,840     1,792,574
                                       ===========   ===========   ===========

Net income per common share          $       1.23          1.50          1.33
                                       ===========   ===========   ===========


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(1)   Represents both primary and fully-diluted earnings per share.